EXHIBIT 99.1

Sekisui House Completes Acquisition of M.D.C. Holdings,

Expanding U.S. Business by Strengthening the Delivery of High-Quality Detached Homes

Across 16 States

OSAKA, Japan and DENVER, April 19, 2024 – Sekisui House, Ltd. (“Sekisui House”) (TSE:1928), through SH Residential Holdings, LLC, a subsidiary of Sekisui House US Holdings, LLC, its U.S. business controlling company (the “Sekisui House Group”), today announced that it has completed its acquisition of M.D.C. Holdings, Inc. (“MDC”) (NYSE: MDC), one of the leading homebuilders in the U.S. delivering high-quality homes over the past 50 years.

Adding MDC to Woodside Homes, Holt Homes, Chesmar Homes and Hubble Homes, Sekisui House Group will have an annual supply of approximately 15,000 units1 in 16 states in the U.S. With this addition, Sekisui House expects to achieve its goal of supplying 10,000 detached homes in overseas markets by fiscal year 2025, ahead of schedule.

Going forward, Sekisui House will continue to supply high-quality detached homes by leveraging MDC’s solid platform of high-level business processes and systems and promoting the implantation of Sekisui House technologies, thereby realizing its global vision of "Making Our Home the Happiest Place in the World" in the United States.

“We are excited to welcome MDC’s management and employees to the Sekisui House team,” said Yoshihiro Nakai, Representative Director of the Board President, Executive Officer and CEO of Sekisui House. “Today marks a significant advancement of our strategy to expand in the U.S. and bring the value of our philosophies and technology to U.S. homebuilding. With MDC joining our group, we believe that we can become a one-of-a-kind entity in the U.S. by combining Japanese and U.S. technologies, and above all, sharing our passion for providing quality housing.”

“The demand for high quality homes in the U.S. market remains high, and in line with our global vision of ‘making our homes the happiest places in the world,’ we will increase opportunities for U.S. customers to purchase high quality, environmentally friendly homes that they can cherish for many years to come,” said Toru Tsuji, CEO of SH Residential Holdings, LLC and Executive Officer of Sekisui House. “We look forward to welcoming the MDC team to our own and working together towards continued growth and success.”

Larry Mizel, Founder and Executive Chairman and David Mandarich, President, CEO and Director of MDC, said, “After 50 years of standalone growth, today marks an incredible new chapter for MDC as part of Sekisui House, to position MDC for another 50 years of success. We are excited about the opportunities for growth, for our team members and within our customer offering. Now that the transaction is complete, we look forward to supporting a seamless integration.”

1 Number of housing completions based on fiscal year 2022

Sekisui House acquired MDC for $63.00 per share in cash, representing a transaction equity value of US $4.9 billion. The acquisition was completed on April 19, 2024, US Eastern Time. In connection with the acquisition, MDC will be delisted from the New York Stock Exchange (NYSE).

Advisors

Moelis & Company LLC and Mitsubishi UFJ Morgan Stanley Securities are acting as financial advisors to Sekisui House. Hearthstone, Inc. is acting as real estate advisor to Sekisui House. Morrison Foerster LLP is acting as a legal advisor to Sekisui House.

Vestra Advisors, LLC is acting as exclusive financial advisor to MDC and Paul, Weiss, Rifkind, Wharton & Garrison LLP and Brownstein Hyatt Farber Schreck, LLP are acting as MDC’s legal advisors.

About Sekisui House

Sekisui House is a top-tier house manufacturer in Japan, engaging in custom detached houses, rental housing, architectural/civil engineering, remodeling, real estate management, houses for sale, condominiums, urban redevelopment and overseas business, with a global vision to “make home the happiest place in the world”. Having delivered 2,662,183 homes worldwide since its establishment (as of January 31, 2024), Sekisui House has footprints in Japan, the U.S., Australia, Singapore, and the U.K. Sekisui House also aims to contribute to solving environmental and social issues as a leading company in ESG management through providing homes.

About M.D.C. Holdings

M.D.C. Holdings, Inc. was founded in 1972. MDC's homebuilding subsidiaries, which operate under the name Richmond American Homes, have helped more than 240,000 homebuyers achieve the American Dream since 1977. One of the largest homebuilders in the nation, MDC is committed to quality and value that is reflected in each home its subsidiaries build. The Richmond American companies have operations in Alabama, Arizona, California, Colorado, Florida, Idaho, Maryland, Nevada, New Mexico, Oregon, Pennsylvania, Tennessee, Texas, Utah, Virginia and Washington. Mortgage lending, insurance and title services are offered by the following MDC subsidiaries, respectively: HomeAmerican Mortgage Corporation, American Home Insurance Agency, Inc. and American Home Title and Escrow Company.

Sekisui House Contact Information

Inquiries from non-US media:

Shinichi Terasawa / Sakito Motoe

Public Relations Office

+81-6-6440-3021

Inquiries from US media:

Nick Lamplough / Ed Hammond / Clayton Erwin

Collected Strategies

+1-212-379-2072

Inquiries from investors:

Hiroyuki Kawabata

Operating Officer, Head of Investor Relations Department

info-ir@qz.sekisuihouse.co.jp

MDC Contact Information

Inquiries from investors:

Derek R. Kimmerle

Vice President and Chief Accounting Officer

+1-866-424-3395

IR@mdch.com